GREG MANNING AUCTIONS, INC.
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info@gregmanning.com                                         775 Passaic Avenue
www.gregmanning.com                             West Caldwell, New Jersey 07006
                                            Phone 800-221-0243  -  973-882-0004
                                                               Fax 973-882-3499
                                                            www.gregmanning.com


For Immediate Release:

   GMAI and Auctentia Announce Signing of Definitive Acquisition Agreement
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West Caldwell, New Jersey, January 23, 2003 - Greg Manning, CEO and President of
Greg Manning Auctions, Inc. (NASDAQ-GMAI) announced today that GMAI and Auctentia, S.L., a wholly owned subsidiary of Afinsa Bienes Tangibles, S.A., have signed a definitive agreement for the acquisition by GMAI of Auctentia Subastas, S.L. of Spain, a majority interest in Corinphila Auktionen AG of Switzerland, and the Kohler group of auction companies of Germany. In addition, in two separate transactions, GMAI has agreed to acquire from Auctentia an inventory of stamps valued at approximately $10,150,000 and fine art valued at approximately $1,250,000, and has approved a $5,000,000 sale of GMAI stock to Auctentia. GMAI will issue an aggregate of 13 million shares of GMAI in payment for the various companies, cash and inventory to be acquired in these transactions. The issuance of shares by GMAI is subject to shareholder approval, as well as other customary conditions.

Currently Auctentia holds approximately 43% of GMAI's outstanding shares.

Esteban Perez, Chairman of Auctentia, stated, "This transaction creates a truly global collectibles company, featuring the merger of the finest stamp auction houses in the world, as well as the premier rare coin wholesaler in the United States." He continued, "The excellent reputation of all of our individual companies, combined with the strong management teams in each one, create a true auction network through which our consignors can sell to their advantage in Europe or America in a truly seamless fashion."


                   Trusted By Serious Collectors ....Worldwide
                               NASDAQ symbol: GMAI

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Greg Manning stated, "The bringing together of these great companies, who are the leaders in Germany, Spain and Switzerland, with our strong auction and rare coin businesses in the United States, marks the beginning of a new era in philately and numismatics." He continued, "We will continue to build our company in Asia and Latin America, with our first major philatelic auction in Hong Kong scheduled for April. We will have greatly added to our overall purchasing power through these transactions, and we will aggressively pursue the top collections that come on the market."

Shareholders holding approximately 60% of the outstanding shares of GMAI have agreed, subject to certain conditions, to vote in favor of these transactions. The closing of each of these transactions, which is not conditioned upon the closing of the others, is expected to occur shortly after all necessary approvals are obtained.



About Greg Manning Auctions, Inc.
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Greg Manning Auctions, Inc. (GMAI) is a global collectibles auctioneer and merchant, with both Internet and live auctions and operations in North America and Asia. In North America, GMAI is a leading traditional and electronic -- Internet, interactive telephone, and Internet and live simulcast -- auctioneer and merchant/dealer of collectibles. Coins, stamps, sports cards, and affordable fine art are offered at http://www.gregmanning.com and http://www.teletrade.com.

Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors which may cause such differences include the risk that the receipt of necessary approvals and the satisfaction of all other conditions to the proposed transactions may not be accomplished, and other factors discussed in the "forward-looking information" or "risk factors" sections included in GMAI's filings with the Securities and Exchange Commission, including GMAI's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, prospectuses and other documents that GMAI has filed with the Commission.